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                                                                    EXHIBIT 99.1

News Release

December 10, 2001

Williams Communications Finalizes Asset Purchase of iBEAM Broadcasting Corp.

TULSA, Okla. - Williams Communications (NYSE:WCG), a leading broadband provider to bandwidth-centric customers, today announced that it has closed on its agreement to purchase substantially all the assets of streaming media pioneer iBEAM Broadcasting Corp. Under the terms of the agreement, Williams Communications has acquired certain iBEAM assets, including facility and equipment leases and substantially all customer contracts and intellectual property for $25 million in cash, and assumed certain liabilities of iBEAM, relating to the acquired assets. Six million dollars of the purchase amount was used to repay a loan extended by Williams Communications to iBEAM on Oct. 11 to ensure uninterrupted operations during the iBEAM bankruptcy proceedings. Williams Communications will integrate iBEAM's streaming and webcasting business into its broadband media business, which provides integrated transmission and broadband media services.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit http://www.wcg.com/.

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constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's filings with the Securities and Exchange Commission.

Contacts

Media:                                 Investors:
Jeff Pounds                            Patricia Kraft
Williams Communications                Williams Communications
(918) 547-8920                         (918) 573-0649
jeff.pounds@wcg.com                    patricia.kraft@wcg.com